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[Penn Mutual Letter Head]




June 24, 1999


Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA  19172


Re: Flexible Premium Adjustable Variable Life Insurance Policies SEC Registration Statement -- SEC File No. 33-54662
       ------------------------------------------------------------

Ladies and Gentlemen:

         In my opinion the flexible premium adjustable variable life insurance policies, registered with the U.S. Securities and Exchange Commission under the above-reference registration statement, will, when issued, be legally issued and represent legal obligations of the Company.

         I hereby consent to the inclusion of this opinion in the above referenced registration statement as an exhibit.

Sincerely,

/s/  Franklin L. Best, Jr.
---------------------------------
     Franklin L. Best, Jr.
     Associate General Counsel


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